EXHIBIT 10.2


                                     FORM OF
                  EXECUTIVE OFFICER CHANGE OF CONTROL AGREEMENT

                  THIS EXECUTIVE OFFICER CHANGE OF CONTROL AGREEMENT (the "Agreement") is entered into between ROBBINS & MYERS, INC., an Ohio corporation (the "Company"), and___________________, an individual ("Executive"), as of the _____ day of_________________, 2006, under the following circumstances:

                  The Board of Directors of the Company (the "Board") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Board recognizes that, as is the case with many publicly held corporations, the mere possibility of a change of control may raise distracting and disrupting uncertainties and questions among management personnel, may interfere with their whole-hearted attention and devotion to the performance of their duties, and may even lead to their departure, all to the detriment of the best interests of the Company and its shareholders. Accordingly, the Board, upon the recommendation of its Compensation Committee, has determined that the best interests of the Company and its shareholders would be served by assuring to certain executives of the Company, including Executive, the protection provided by an agreement which defines the respective rights and obligations of the Company and Executive in the event of termination of employment subsequent to a Change of Control of the Company (as defined in Section 2 of this Agreement).

                  In order to induce Executive to continue in the employ of the Company, this Agreement sets forth the severance benefits which the Company agrees shall be provided to Executive in the event Executive's employment with the Company [or with a Successor to the Company (as defined at Section 10(a)] is terminated subsequent to a Change of Control under the circumstances described below.

            NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, THE COMPANY AND EXECUTIVE AGREE AS FOLLOWS:

     1. CERTAIN DEFINITIONS.

          (a) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

          (b) The "Effective Date" shall be the first date during the "Change of Control Period" (as defined in Section 1(b) of this Agreement) on which a Change of Control occurs, and, except as provided in the following sentence, no amount shall be paid or benefits provided under this Agreement if Executive's employment is terminated for any reason prior to a Change of Control. Anything in this Agreement to the contrary notwithstanding, if Executive's employment with the Company is terminated by the Company prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (i) was at the

                                Exhibit 10.2 - 1
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     request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination.


          (c) The "Change of Control Period" is the period commencing on the date hereof and ending on the earlier to occur of (i) the second anniversary of such date or (ii) the first day of the month next following Executive's attainment of age 65 ("Normal Retirement Date"); provided, however, that commencing on the date one (1) year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the "Renewal Date"), the Change of Control Period shall be automatically extended an additional year so as to terminate on the earlier of (i) two (2) years from such Renewal Date or (ii) the first day of the month next following Executive's Normal Retirement Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice that the Change of Control Period shall not be so extended in which event this Agreement shall continue for the remainder of its then current term and terminate as provided herein.

          (d) "Prorated Target Bonus" means the Target Bonus prorated for the period beginning on the first day of the fiscal year in which occurs the Date of Termination through the Date of Termination

          (e) "Subsidiary" means an entity (whether or not a corporation) of which 50% or more of the voting stock in the case of a corporation, or other equity interest having voting power in the case of an entity that is not a corporation, is owned or controlled, directly or indirectly, by the Company.

          (f) "Target Bonus" means an amount equal to the target bonus Executive would have received for the fiscal year that ends on or immediately after the Date of Termination, assuming the Company achieved the target levels for which a bonus is paid under the Company's annual bonus plan then in effect.

          (g) "Voting Shares" means any securities of a corporation that vote generally in the election of directors of that corporation.

     2. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall mean and shall be deemed to have occurred the date on which one of the following events occurs with respect to the Company (for the purposes of this Section 2, the term "Company" means only Robbins & Myers, Inc.):

          (a) The Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 25% or more of the outstanding Voting Shares of the Company or the date upon which the Company first learns that a person or group has become the beneficial owner of 25% or more of the outstanding Voting Shares of the Company if a Schedule 13D is not filed provided, in each case, such group or person is not controlled, directly or indirectly, by persons or entities that were, at any time this Agreement is in effect, partners, shareholders or members of M.H.M. & Co. Ltd., an Ohio

                                Exhibit 10.2 - 2
     limited partnership, the Maynard H. Murch Co., Inc., or Loftis Investments, Inc. or Affiliates of any of them;

          (b) A change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company's shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board;

          (c) The consummation of a reorganization, merger, statutory share exchange or consolidation involving the Company or any of its Subsidiaries (each a "Business Combination") unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Voting Shares of the Company immediately prior to the Business Combination beneficially own, directly or indirectly, more than 60% of the then outstanding Voting Shares of the corporation resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding Voting Shares of the Company; or

          (d) Shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the Company's assets.

     3. AGREEMENT NOT EMPLOYMENT CONTRACT - EMPLOYMENT AT WILL. This Agreement shall be considered solely as a "severance agreement" obligating the Company to pay to Executive certain amounts of compensation in the event and only in the event of his termination of employment after the Effective Date for the reasons and at the time specified herein. Apart from the obligation of the Company to provide the amounts of additional compensation as provided in this Agreement, the Company shall at all times retain the right to terminate the employment of Executive since the obligation of the Company to Executive shall only be considered as an employment relationship which exists between the Company and Executive which may be terminated at will by either party subject to the obligation of the Company to make payment and perform its obligations as provided in this Agreement.

     4. TERMINATION.

          (a) Death or Disability. This Agreement shall terminate automatically upon Executive's death. If the Company determines in good faith that the Disability of Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after the date of such notice, provided that, within such 30-day period, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" means disability (either physical or mental) which, at least one hundred eighty
     (180) days after its commencement, is determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative to be total and permanent (such agreement as to acceptability not to be withheld unreasonably).



                                Exhibit 10.2 - 3

          (b) Cause. The Company has the right to terminate Executive's employment for Cause, and such termination shall not be a breach of this Agreement by the Company. "Cause" means termination of employment for one of the following reasons: (i) the willful and continued failure of Executive to perform substantially Executive's duties with the Company or one of its Subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board or Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that Executive has failed to substantially perform his duties and such failure is not cured within fifteen (15) days of such written notice; (ii) an act or acts of dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company; (iii) the willful engaging by Executive in illegal conduct or gross misconduct; or
     (iv) a clearly established violation by Executive of the Company's Code of Conduct that is materially and demonstrably injurious to the Company. Further, for purposes of this Section (b), no act, or failure to act, on Executive's part shall be deemed "willful" if done, or omitted to be done, by Executive in good faith and with a reasonable belief that his action or omission was in the best interest of the Company.

          (c) Good Reason. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following circumstances, without Executive's express written consent, that are not remedied by the Company within thirty (30) days of receipt of Executive's Notice of Termination:

               (i) the reduction of the rate of Executive's annual base salary in effect immediately prior to the Effective Date ("Base Salary") or in Executive's target bonus under the Company's annual bonus plan in effect immediately prior to the Effective Date;

               (ii) a material change in Executive's duties or responsibilities which results in or reflects a material diminution of the scope or importance of Executive's position;

               (iii) a material reduction in the level of benefits available or awarded to Executive under employee and officer benefit plans and programs (other than as part of reductions in such benefit plans or programs affecting similarly situated employees of the Company); or

               (iv) any failure by the Company to comply with and satisfy
          Section 10(a) of this Agreement.

          (d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provisions in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the



                                Exhibit 10.2 - 4
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     provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

          (e) Date of Termination. "Date of Termination" means the date Notice of Termination is given by either the Company or Executive as the case may be or any later date specified therein; provided, however, if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the effective date of Disability, as the case may be, and in the case of a termination for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, which date shall not be less than thirty (30) days nor more than forty (40) days after the Notice of Termination is given.

     5. OBLIGATIONS OF THE COMPANY UPON TERMINATION FOLLOWING CHANGE OF CONTROL.

          (a) Good Reason; Termination Other Than for Cause, Disability or Death. If, within twenty-four (24) months after the Effective Date, the Company terminates Executive's employment other than for Cause, Disability or death, or if Executive terminates his employment for Good Reason:

               (i) The Company shall pay Executive (A) his Base Salary (or current salary then in effect if higher than his Base Salary) through the Date of Termination, (B) any earned but unpaid bonus for any prior fiscal year of the Company, and (C) all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due;

               (ii) The Company shall pay to Executive an amount equal to Executive Prorated Target Bonus as defined at Section 1;

               (iii) The Company shall pay to Executive an aggregate amount equal to the product of (A) the sum of (1) Executive's Base Salary and
          (2) the average annual bonus paid to Executive by the Company with respect to the three fiscal years that immediately precede the fiscal year in which the Date of Termination occurs (or such lesser period that Executive was employed by the Company) and (B) the number one and a half (1.5);

               (iv) The Company shall maintain in full force and effect, for the continued benefit of Executive (and his spouse and/or his dependents, as applicable) for a period of eighteen (18) months following the Date of Termination the medical, hospitalization, and dental programs, in which Executive (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed


                                Exhibit 10.2 - 5
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          immediately prior to the Date of Termination; provided, if Executive
          (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. If Executive (or his spouse and/or his dependents) is prohibited from continued participation in Company programs providing such benefits due to plan limitations or governmental laws or regulations, the Company shall arrange to provide Executive (and his spouse and/or his dependents, as applicable) with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"). If Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period;

               (v) The Company shall reimburse Executive pursuant to the Company's policy for reasonable business expenses incurred, but not paid, prior to the Date of Termination;

               (vi) All options, shares of restricted stock, performance shares and any other equity based awards shall be and become fully vested as of the Date of Termination and, notwithstanding any provision to the contrary in the applicable Award Agreement, any such options may be exercised and shall not expire until the earlier of (A) the expiration of the option term as set forth in the Award Agreement or (B) the first annual anniversary of the Date of Termination;

               (vii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company; and

               (viii) The payments provided for in this Section 5(a) [other than Sections 5(a)(i), (iv), (vi), and (vii)] shall be made no later than the twentieth day following the Date of Termination.

          (b) Termination for Cause, Disability or Death or by Executive Other than for Good Reason. If, within twenty-four (24) months after the Effective Date, Executive's employment is terminated for Cause, Disability, death or by Executive other than for Good Reason:

               (i) The Company shall pay Executive (i) his Base Salary (or current salary then in effect if higher than his Base Salary) through the Date of Termination, (ii) any earned but unpaid bonus for any prior fiscal year of the Company within twenty (20) days of the Date of Termination, (iii) Executive's Prorated Target Bonus as defined at
          Section 1 within twenty (20) days of the Date of Termination, and (iv) all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination under any compensation plan or program of the Company at the time such payments are due; provided, however, if the termination is for Cause or by Executive


                                Exhibit 10.2 - 6
          other than for Good Reason, then Executive shall not be entitled to, or paid, the items listed in clauses (ii) and (iii) of this Section 5(b)(i);

               (ii) The Company shall reimburse Executive pursuant to the Company's policy for reasonable business expenses incurred, but not paid, prior to termination of employment, unless such termination resulted from a misappropriation of Company funds; and

               (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

     6. NO DUPLICATION OF BENEFITS. Notwithstanding the fact that Executive is entitled to benefits as provided under this Agreement, if Executive is also entitled to receive payment of benefits under a severance plan of the Company ("Severance Plan"), and payment of benefits under this Agreement, then, such payments due upon termination of employment of Executive shall only be paid under this Agreement or under the Severance Plan whichever is most favorable to Executive.

     7. MITIGATION. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

     8. CONFIDENTIAL INFORMATION; OWNERSHIP OF DOCUMENTS; NON-COMPETITION.

          (a) Confidential Information. Executive acknowledges that he has had, and will have, access to certain Confidential Information (as hereinafter defined) of the Company and its Subsidiaries and Executive agrees that he will not at any time, directly or indirectly, disclose orally or in writing or use any Confidential Information, regardless of how it may have been acquired, unless the disclosure or use of such Confidential Information is expressly authorized in writing in advance by the Company, is necessary in the ordinary conduct of Executive's duties under this Agreement or is required by law. "Confidential Information" means all information pertaining or relating to the Company's or its Subsidiaries' business, including, but not limited to, products, pricing, drawings and bills of materials, manufacturing and application engineering know-how, services, strategies, customers, customer list, customer account records, financial information, employee compensation, marketing plans, computer software (including all operating system and system application software) and other proprietary business information. As used herein, Confidential Information shall not include any information which (i) is or becomes generally known to the public other than as a result of the disclosure or use thereof by Executive in violation of the terms of this Agreement or (ii) is obtained by Executive from a third party who is lawfully in possession of such information and is not subject to any obligation to refrain from disclosing such information. Executive acknowledges and agrees that all of the Confidential Information is and shall continue to be the exclusive proprietary property of the Company and its Subsidiaries whether or not prepared in


                                Exhibit 10.2 - 7
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     whole or in part by Executive and whether or not disclosed to or entrusted to the custody of Executive.

          (b) Removal of Documents; Rights to Products; Other Property. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business or its Subsidiaries', which Executive has control over may not be removed from the Company's premises without its written consent, unless removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment under this Agreement.

          (c) Non-Competition Provisions.

               (i) Executive agrees that while employed by the Company and for the 12-month period immediately after Executive ceases to be employed by the Company for any reason, Executive shall not, without the prior written consent of the Company, either directly or indirectly, perform any services (whether advisory, consulting, employment or otherwise) for, invest in or otherwise become associated with in any capacity, any person, corporation, partnership or other entity which engages in a Competitive Business (as defined in Section 8(c)(ii)); provided, however, that nothing herein contained shall prevent Executive (A) from purchasing and holding for investment less than 2% of the shares of any corporation, the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market or
          (B) from providing services to any corporation, partnership, or other entity if the Competitive Business represents less than 15% of the gross revenues of such corporation, partnership, or entity and Executive's services are not rendered, directly or indirectly, to the division or subsidiary which is engaged in the Competitive Business.

               (ii) For purposes of this Agreement, "Competitive Business" means the design, engineering, manufacture, marketing, distribution, sale, or servicing in the Prohibited Territory (as defined below) of (i) processing or packaging equipment used in the pharmaceutical industry,
          (ii) wellhead, drilling, recovery and transmission equipment used in the oil and gas industry, or (iii) progressing cavity pumps, industrial mixers and agitators, or glass-lined reactor and storage vessels used in any industry. "Prohibited Territory" means the countries in which the Company or one of its Subsidiaries had manufacturing, distribution facilities, or sales offices at any time that Executive was employed by the Company.

          (d) Non-Solicitation or Hire . Executive agrees that while employed by the Company and for the 12-month period immediately after Executive ceases to be employed by the Company for any reason, Executive shall not, without the prior written consent of the Company, either directly or indirectly, solicit or attempt to solicit or induce, directly or indirectly, (i) any person or entity who is or was a customer of the Company or its Subsidiaries while Executive was employed by the Company for the purpose of marketing, selling or providing to any such person or entity any services or products of the same general type offered by or available from the Company or its Subsidiaries or (ii) any person who was an employee of the Company or any of its Subsidiaries on the Date of Termination to terminate such employee's



                                Exhibit 10.2 - 8
     employment relationship with the Company or its Subsidiaries in order to enter into a similar relationship with Executive, any business which then employs Executive or to which Executive provides any services, or any Competitive Business.

          (e) Injunctive Relief. Executive acknowledges that compliance with the covenants and provisions in this Sections 8 is necessary to protect the Company and that a breach of these covenants will result in irreparable and continuing damage for which there will be no adequate remedy at law. Accordingly, Executive agrees that in the event of any breach of said covenants or provisions, the Company and its successors and assigns shall be entitled to injunctive relief (including specific performance) and to such other and further equitable relief (in addition to money damages) as is proper in the circumstances. Executive further agrees to waive the securing or purchasing of any bond in connection with any such remedy.

          (f) Judicial Modification . If any court determines that any of the covenants in Section 8, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

          (g) Continuing Operation. Except as specifically provided in this
     Section 8, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

     9. ARBITRATION; LEGAL FEES AND EXPENSES. The parties agree that Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration shall be held in Dayton, Ohio unless the parties mutually agree on another location. The decision of the arbitrator(s) shall be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this Agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by Executive of this Agreement including, without limitation, violations of Section 8. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, except that the Company shall not be obligated to pay any legal fees or expenses incurred by Executive in any contest in which the trier of fact determines that the Executive's position was frivolous or maintained in bad faith. Such reimbursement shall be made as soon as practicable following the final, non-appealable resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.



                                Exhibit 10.2 - 9

     10. AGREEMENT BINDING ON SUCCESSORS.

          (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, "Company" means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise as provided in this Section 10(a)) which executes and delivers the agreement provided for in this
     Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by designation of a beneficiary in accordance with this
     Section 10(b) or by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive's death by giving the Company written notice thereof in a form acceptable to the Company. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts unless otherwise provided shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

     11. SAVINGS CLAUSE.

          (a) Limitation on Payments. Sections 280G and 4999 of the Code impose a 20% excise tax on excessive compensation received by, and deny a deduction to the Company for the amount of excess compensation paid to, employees who are officers, shareholders or highly compensated individuals as a result of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company's assets (a "Change in Control"). In general, payments to an individual that are contingent on a Change in Control will not be treated as excessive if such payments are less than three (3) times the average annual compensation received by such individual over the five (5) years preceding the Change in Control. The provisions that follow are designed to maximize the amounts payable to Executive under this Agreement in the event of a Change in Control, taking into consideration the possible application of the foregoing Code provisions.



                               Exhibit 10.2 - 10

          (b) Notwithstanding anything in this Agreement to the contrary, in the event that it is determined that any payment by the Company to Executive or for Executive's benefit, whether paid or payable pursuant to the terms of this Agreement or otherwise, would be taxable because of Section 4999 of the Code, then the aggregate present value of amounts payable to Executive or for Executive's benefit pursuant to this Agreement shall be reduced to the Reduced Amount unless Section 11(c) below applies. For purposes of this subparagraph, the "Reduced Amount" shall be defined as an amount expressed in present value which maximizes the amounts payable pursuant to this Agreement without causing any such payments to be taxable to Executive because of Section 4999 of the Code.

          (c) If the Net After Tax Benefit of all amounts payable to Executive pursuant to this Agreement exceeds the Net After Tax Benefit of the Reduced Amount, then this Section 11 shall not apply to limit any amount payable to Executive. "Net After Tax Benefit" means the amount payable to Executive or for Executive's benefit pursuant to this Agreement (whether the Reduced Amount or the full amounts payable to Executive under this Agreement), less the sum of (i) the amount of federal income taxes payable with respect to such amounts and (ii) the amount of excise taxes payable on such amounts pursuant to Section 4999 of the Code, if any. For purposes of this Section 11(c), federal income taxes payable in respect of future payments shall be those prescribed by the Code at the time the calculation is made for the periods in which the same shall be payable.

          (d) An initial determination as to whether any reduction in payments and benefits is necessary in order to comply with Section 11(b) above and, if so, the calculation of the Reduced Amount shall be made by the Company and furnished to Executive in writing within seven (7) days following the date of the Change of Control of the Company. From time to time thereafter as necessary and, in any event, upon termination of Executive's employment, the Company shall re-examine its determination and recalculate the Reduced Amount and promptly furnish information with respect to the same to Executive in writing. The Company's determination and its calculation of the Reduced Amount following the termination of Executive's employment will be final and binding upon Executive unless Executive notifies the Company within eight (8) days after Executive receives the Company's determination and calculation that Executive disputes the same. Within ten (10) days after Executive so notifies the Company, Executive shall deliver to the Company a statement of the basis for Executive's opinion as to whether any reduction in payments and benefits is necessary, pursuant to Section 11(b) above and, if so, Executive's calculation of the Reduced Amount. If, within ten (10) days after the Company receives such statement, the Company and Executive are unable to agree as to whether any reduction is necessary or as to the calculation of any amounts under this Section 11, then the Company and Executive shall, within three (3) days thereafter, choose a nationally recognized accounting firm to resolve any such dispute. Such accounting firm's determination shall be made promptly and delivered to the Company and Executive within twenty (20) days of its appointment and shall be final and binding on the parties. All costs incurred in connection with the accounting firm's determination shall be borne by the Company.

          (e) Within ten (10) days after the date a determination and calculation of the Reduced Amount becomes final and binding in accordance with Section 11(d) above, Executive may elect which portion of the payments due him under this Agreement shall be eliminated or reduced to meet such Reduced Amount (including meeting the Reduced Amount



                               Exhibit 10.2 - 11
     by reducing the present value of any payment and benefits through deferral of the payment date). If Executive does not notify the Company of his election within such ten (10) day period, the Company shall have the right to decide how the Reduced Amount will be met.

          (f) Pending a final and binding determination and calculation of the Reduced Amount in accordance with this Section 11, Executive shall have the right to require the Company to pay to Executive all or any undisputed portion of the Reduced Amount, as determined and calculated by the Company, that would be then due and payable to Executive pursuant to this Agreement. Such payment shall be made within two (2) days after the date of receipt of notice from Executive requesting such payment.

          (g) The Company shall pay to Executive or for Executive's benefit that portion of the Reduced Amount which is then due and payable (less any amount previously paid pursuant to Section 11(f) above) within ten (10) days after receipt of the election by Executive described in Section 11(e) above or, in the absence of such an election, within fifteen (15) days after the date upon which any determination and calculation of the Reduced Amount becomes final and binding in accordance with Section 11(d) above. The balance of the Reduced Amount shall be paid promptly as the same becomes due and payable under this Agreement.

          (h) In the event that the Internal Revenue Service or a court of competent jurisdiction makes a final determination that any payments to Executive under this Agreement are taxable to Executive pursuant to Section 4999 of the Code, and such payments should not have been made under the terms of Sections 11(b) and (c) hereof (such taxable payments and benefits being referred to hereinafter as an "Overpayment") or in the event that the Code shall be amended or final regulations thereunder adopted and, as a result thereof, payments or benefits previously made to Executive under this Agreement should not have been made under the terms of Sections 11(b) and (c) and are thus recharacterized as an Overpayment, the amount of such Overpayment shall be treated for all purposes as a loan to Executive which shall be repayable by Executive within thirty (30) days after demand by the Company, together with interest at the applicable federal rate specified for a demand loan in Section 7872(f)(2) of the Code, compounded semiannually. The foregoing provision relating to Overpayments shall be applicable notwithstanding previous compliance by the Company and Executive with the requirements of this Section 11; provided, however, that no such Overpayment shall be repaid by Executive to the Company if and to the extent that, despite making such repayment, the amount which is subject to taxation under Section 4999 of the Code would not be reduced.

     12. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to Executive:

              At his last known address evidenced on the Company's payroll records.



                               Exhibit 10.2 - 12

     If to the Company:

              Robbins & Myers, Inc.
              1400 Kettering Tower
              Dayton, OH 45423
              Attention:  President and Chief Executive Officer

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

     13. WITHHOLDING. All payments and benefits hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

     14. SECTION 409A LIMITATIONS. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided, or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includible in the gross income of Executive under Section 409A(a)(1) of the Code shall have no force and effect. In particular, to the extent Executive becomes entitled to receive a payment or a benefit upon an event that does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in this Agreement, such payment or benefit shall be made or provided to Executive on Executive's "separation from service" with the Company (within the meaning of Section 409A of the Code); provided, however, that if Executive is a "specified employee" (within the meaning of Section 409A of the Code), (a) any amount payable pursuant to Sections 5(a)(iv) and 9 of this Agreement shall, to the extent necessary to implement this Section 14, either (i) be revised so that the aggregate amount payable for the first six months following Executive's separation from service shall be paid in the month of separation from service and any balance shall be paid monthly commencing on the first day of the seventh month following separation from service and on the first day of each month thereafter until paid in full or (ii) if the approach under clause (a)(i) of this Section 14 is not permitted by Section 409A of the Code, then such payments shall commence on the date which is six months after the date of Executive's separation from service with the Company and the amount payable on such day shall be the aggregate of six months of the total amount payable and any balance shall be payable on the first day of each month thereafter until paid in full; and (b), to the extent necessary to implement this Section 14, any other amount payable pursuant to Section 5(a) of this Agreement shall be paid on the date which is six months after the date of Executive's separation of service from the Company. Any reference in this Plan to Section 409A of the Code shall also include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.



                               Exhibit 10.2 - 13

     15. MISCELLANEOUS. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles.

     16. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     18. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

     19. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect of such subject matter.


                               Exhibit 10.2 - 14

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                      ROBBINS & MYERS, INC.


                                      By:
                                           -------------------------------------
                                           Peter C. Wallace, President and Chief
                                           Executive Officer


                                      EXECUTIVE


                                      ------------------------------------------




                               Exhibit 10.2 - 15